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                                                                    EXHIBIT 5.2

               [Letterhead of Blackwell Sanders Peper Martin LLP]



                                                   November 6, 2003



Volume Services America Holdings, Inc.
201 East Broad Street
Spartanburg, South Carolina  29306

        RE:        Volume Services, Inc. and Servo-Kansas, Inc.

Ladies and Gentlemen:

         We have been retained as special Kansas counsel for Volume Services, Inc., a Kansas corporation ("Volume Services"), and Servo-Kansas, Inc., a Kansas corporation ("Servo-Kansas", and together with Volume Services, the "Kansas Guarantors"), to furnish you with certain requested opinions in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement").

         In such capacity, we have reviewed a photocopy of the form of Indenture, dated October 1, 2003 (the "Indenture"), among Volume Services America Holdings, Inc., the Kansas Guarantors, the other Guarantors identified therein, and The Bank of New York, as trustee. We understand that the executed Indenture will be in substantially the same form as the draft provided to us. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and certificates of public officials and of officers and directors of the Kansas Guarantors, as we have deemed necessary in order to express the opinions set forth below.

         In rendering the opinions set forth below, we have made, with your permission, and without independent investigation on our part, the following assumptions:

         a. We have assumed that all certifications of public officials and officers and directors of the Kansas Guarantors concerning factual matters are accurate and complete.

         b. We have assumed (i) the genuineness of all signatures, (ii) that all documents submitted to us as certified, conformed, photostatic or telefacsimilied copies conform to the original documents, and (iii) that all such original documents and all documents submitted to us as originals are authentic.

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November 6, 2003
Page 2


         c. We have assumed that there is no agreement, course of dealing or performance or usage of trade defining, supplementing, amending, modifying, waiving or qualifying the terms of the Indenture.

         d. We have, to the extent we have deemed appropriate, assumed that the statements, recitals, representations and warranties as to matters of fact set forth in the Indenture were accurate and complete at the time made.

         e. For the purposes of the opinion in paragraph 1 below, we have assumed that there has not been any rescission of any corporate authority with respect to the authorization and delivery of the Indenture between the date of this opinion letter and the date of execution and delivery of the Indenture by the Kansas Guarantors.

         Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact; and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Kansas Guarantors or the rendering of the opinions set forth below.

         Based on the foregoing and subject to the assumptions, qualifications and limitations referred to or identified herein, we are of the following opinions as of the date hereof:

         1. The Indenture has been duly authorized by all requisite corporate action on the part of the Kansas Guarantors, and upon due execution and delivery of the Indenture in the name of and on behalf of each of the Kansas Guarantors by their respective Chief Executive Officer, Chief Financial Officer or General Counsel, the Indenture will have been duly and validly executed and delivered by the Kansas Guarantors.

         2. As of the date hereof, neither the execution and delivery by the Kansas Guarantors of the Indenture nor the agreement by the Kansas Guarantors to perform their respective obligations thereunder violates the laws of the State of Kansas.

         The opinions and statements expressed herein are subject to the following qualifications and limitations:

         A. Our opinions and statements expressed herein are restricted to matters governed by the laws of the State of Kansas.

         B. We are expressing no opinion with respect to any document other than the Indenture, and are expressing no opinion as to the validity or enforceability of any document.

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November 6, 2003
Page 3

         C. We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Securities and Exchange Commission or any state securities regulatory agency, including the Registration Statement.

         The opinions set forth herein are rendered only to you and are solely for your benefit in connection with the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. No expansion of our opinions may be made by implication or otherwise. We express no opinion other than the opinions set forth herein. The opinions set forth herein may not be used, circulated, quoted or otherwise relied upon by you for any other purpose or by any other person or entity for any purpose without our prior written consent; provided, however, that your counsel, Simpson Thacher & Bartlett, may be furnished a copy of this opinion letter and may rely upon the opinions set forth herein in connection with their provision of certain legal opinions in connection with the Registration Statement. The opinions herein are expressed only with respect to the present status of law in the State of Kansas and we undertake no obligation or responsibility to update or supplement these opinions in response to subsequent changes in the law or future events affecting the Indenture or the Registration Statement.

                                        Very truly yours,


                                        /s/ Blackwell Sanders Peper Martin LLP
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                                        BLACKWELL SANDERS PEPER MARTIN LLP